EXHIBIT 99


                                         FOR:  Consolidated Graphics, Inc.

                                 APPROVED BY:  Ronald E. Hale, Jr.
                                               Vice President & Treasurer
                                               (713) 787-0977

                                     CONTACT:  Betsy Brod/Jonathan Schaffer
                                               Media:Meredith Ingram/Eileen King
                                               Morgen-Walke Associates, Inc.
                                               (212) 850-5600


FOR IMMEDIATE RELEASE


                      CONSOLIDATED GRAPHICS REPORTS RECORD
                              THIRD QUARTER RESULTS

--Net Income Rises 78% in Eleventh Consecutive Quarter of Record Financial Performance--

     HOUSTON, TEXAS - January 27, 1999 - Consolidated Graphics, Inc. (NYSE:CGX) today announced record results for the third quarter and nine months ended December 31, 1998.

     Net income for the third quarter increased 78% to $8.7 million compared to $4.9 million last year. On a per share basis, earnings increased 62% to $.60 per diluted share compared to $.37 a year ago. Operating income for the third quarter rose 84% to $16.3 million and sales increased 94% to $118.3 million.

     For the nine months ended December 31, 1998, net income was $22.7 million, 74% higher than the $13.0 million reported last year. Diluted earnings per share increased 63% to $1.63 versus $1.00 a year ago. Operating income for the nine months rose 81% to $42.8 million on an 86% increase in sales to $306.6 million.

     The strong sales growth for the quarter resulted from the continued success of the Company's acquisition program coupled with strong internal growth. Fourteen companies representing $180 million in annual revenues joined Consolidated Graphics during the past ten months. In addition, with the announcement of three new acquisitions this month, the Company now has signed letters of intent to acquire another seven commercial printers with annualized revenues of $110 million. In total, the Company has increased its run-rate revenues 92% this fiscal year to $605 million.

                                 -MORE-

Consolidated Graphics Reports Third Quarter Results                   Page -2-

     Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics, said, "Our strong operating performance for the quarter underscores the success we have had in not only acquiring companies but also in improving their productivity. Our emphasis on advanced technology, purchasing economies and operating efficiencies enables us to improve the operating performance of these companies over time. In addition, through our management development program, we are investing in a strong management infrastructure to accommodate our expanded operations."

     Mr. Davis continued, "In the coming months, we will continue to execute on this proven strategy. We are recognized in the industry as the leading acquirer of successful commercial printing companies, and this leadership position, along with our internal cash flow and strong capital structure, will allow us to continue our disciplined acquisition program in the future."

     Consolidated Graphics, Inc. is the fastest growing printing company in the United States. A consolidator in a highly fragmented industry, the Company adds value to its acquisitions through managerial and operational expertise, financial strength and economies of scale. Upon completion of pending acquisitions, Consolidated Graphics will have 53 companies nationwide with annualized revenues in excess of $605 million.

     This press release contains forward-looking statements, which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance, or other expectations implied by these forward-looking statements. Consolidated Graphics' expectations regarding run-rate revenues assume, among other things, completion of pending acquisitions, general economic conditions, continued demand for its product, the availability of raw materials, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics' filings with the Securities and Exchange Commission.

                                 (Table Follows)

                           CONSOLIDATED GRAPHICS, INC.
                          Consolidated Income Statement
                    (In thousands, except per share amounts)

                                       THREE MONTHS ENDED    NINE MONTHS ENDED
                                           DECEMBER 31,         DECEMBER 31,
                                       -------------------   -------------------
                                         1998       1997       1998       1997
                                       --------   --------   --------   --------
Sales ..............................   $118,278   $ 60,977   $306,648   $165,015
Cost of Sales ......................     81,128     41,626    210,011    112,856
  GROSS PROFIT .....................     37,150     19,351     96,637     52,159
Selling Expense ....................     11,676      5,881     30,139     15,972
General and Administrative Expense .      9,155      4,622     23,697     12,568
  OPERATING INCOME .................     16,319      8,848     42,801     23,619
Interest Expense ...................      2,142        996      5,615      2,644
  Pretax Income ....................     14,177      7,852     37,186     20,975
Income Taxes .......................      5,526      2,984     14,502      7,972
  NET INCOME .......................   $  8,651   $  4,868   $ 22,684   $ 13,003

Earnings Per Share - Basic .........   $    .61   $    .38   $   1.68   $   1.04

Earnings Per Share - Diluted .......   $    .60   $    .37   $   1.63   $   1.00

Weighted Average Shares

   Outstanding - Basic .............     14,154     12,682     13,535     12,553

   Outstanding - Diluted ...........     14,520     13,204     13,912     13,032

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